Exhibit 99.1

8X8, INC. APPOINTS ELIZABETH THEOPHILLE
TO ITS BOARD OF DIRECTORS
SAN JOSE, CA - June 19, 2019 -- 8x8, Inc. (NYSE: EGHT), a leading cloud provider of voice, video, chat and contact center solutions for over one million users worldwide, today announced that its Board of Directors has appointed Elizabeth Theophille, Chief Technology and Digital Officer at Novartis (NYSE: NVS), as a new independent director, effective immediately.
Theophille is a global information technology professional with a track record of using IT to transform and simplify business strategy and processes. Her leadership and service management experience include implementing cloud infrastructure and outsourcing at enterprise scale, cyber security initiatives, sourcing and contract negotiations, and adopting a software-as-a-service (SaaS) approach to application development. Theophille is Chief Technology Officer and Digital Officer at Novartis, a global healthcare company, where she is focused on the implementation of data and digital initiatives in IT and for end to end operational simplification programs across the organization. Prior to Novartis, she spent five years at Alcatel-Lucent and Nokia moving from Chief Technology Officer to Group Chief Information Officer following Nokia’s acquisition of Alcatel-Lucent. Earlier in her career, Theophille worked for major global corporations including Capgemini S.A., BP International, Sita Equant and Vivendi Universal in information technology leadership roles, and has lived in the United Kingdom, United States, France and Switzerland. She earned her Bachelor of Arts in Business Administration from International Management Center in Buckingham, U.K.
“With over 30 years of global IT experience and transforming large customer-centric enterprises, Elizabeth brings a visionary outlook on how IT can fundamentally transform businesses, and a unique voice-of-the-customer perspective to our Board,” said Vik Verma, Chief Executive Officer at 8x8, Inc. “As we continue to advance our technology platform across European markets, Elizabeth’s deep technology expertise and insight into the unique needs of the global enterprise will bring tremendous value to 8x8.”
In conjunction with Theophille’s appointment, the Company announced that after 6 years, Ian Potter will step down from the Board at the end of his current term which ends on the 2019 annual meeting of stockholders.
“I want to thank Ian for his many contributions to the growth of 8x8 since he joined our Board in September 2013,” continued Verma. “When Ian joined 8x8, we were a traditional Voice over IP (VoIP)-oriented company serving the needs of mainly small business customers, and Ian has been a key proponent and supporter of the transformation of the company into a true SaaS platform for the global enterprise. We have been fortunate to benefit from Ian’s perspectives, business acumen and advice, in particular his contributions towards our strategy of providing our customers with a single platform for voice, video, collaboration and contact center. We wish Ian well in his next engagement and all the best for the future.”
The members of the 8x8 Board of Directors and its committee composition can be viewed on our Investor Relations website: https://investors.8x8.com/.
About 8x8, Inc.
8x8, Inc. (NYSE: EGHT) cloud solutions help businesses transform their customer and employee experience. With one system of engagement for voice, video, collaboration and contact center and one system of intelligence on one technology platform, businesses can now communicate faster and smarter to exceed the speed of customer expectations. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, Twitter, and Facebook.
Investor Relations:
Victoria Hyde-Dunn, 1-669-333-5200
victoria.hyde-dunn@8x8.com
Media:
John Sun, 1-408-692-7054
john.sun@8x8.com